KIRKLAND’S ANNOUNCES ADDITIONAL ACTIONS IN RESPONSE TO CORONAVIRUS

NASHVILLE, Tenn. (April 20, 2020) - Kirkland’s, Inc. (NASDAQ: KIRK) provided an update on additional measures it is taking in response to the impact from the novel coronavirus (COVID-19).
“With our stores closed to customer traffic to keep our employees and customers safe, we have accelerated our contingency plans across all areas of the company. I’m proud of the innovation of our team as we stood up contactless curbside pickup and immediately saw great results,” said Woody Woodward, Chief Executive Officer. “These actions have had a direct impact on many within our Kirkland’s family and were taken to ensure we have the right cost structure and infrastructure for this new environment as well as the liquidity and capabilities to serve our customers online during this pandemic.”
Kirkland’s has recently taken the following actions to mitigate the impact of this current situation:

•
Extended the closure of all of its 405 stores to customer traffic, instead offering contactless curbside pickup at over 300 of our stores during specific hours, as permitted. The Company is unable to predict when its stores can reopen to customer traffic, but it will continue to follow the guidance of the Centers for Disease Control and Prevention, as well as local and state government officials.

•	Focused offers and promotions on its ecommerce business through its website, www.kirklands.com.

•	After paying all store team members during the first two weeks of closure, furloughed all part-time store employees and temporarily reduced the pay of full-time managers and key employees.

•	Permanently reduced 33% of distribution center indirect labor and furloughed 30% of direct labor, while further reducing hours to match demand.

•	Permanently reduced headcount at our corporate headquarters by approximately 18%; in addition to the 14% reduction in January and temporarily reduced compensation for the executive team.

•	The Company’s Board of Directors elected to forego their cash compensation for the first quarter.

•	Cancelled orders and delayed merchandise receipts to manage inventory levels, and extended payment terms with product and non-product vendors to improve working capital.

•	Significantly reduced transportation expenses with limited deliveries to stores and the delay/reduction of inbound freight receipts.

•
Began negotiations with landlords to defer or waive rent while our stores are closed and accelerated ongoing negotiations with landlords on potential closures of unprofitable stores in addition to the 27 permanent store closures completed in the first quarter of 2020.

•	Significantly reduced the planned 2020 marketing spend to levels consistent with 2019 and reduced all non-operating and non-essential expenses.

•	Further reduced capital expenditures planned for 2020 below the low end of the previously released range of $10 million.

•	Pursued all relevant measures under the CARES Act including net operating loss carry back, wage credits and payroll tax deferrals to improve liquidity.

•
As previously disclosed, the Company drew down $40 million of its $75 million revolving credit facility. As of April 17, 2020, the Company had approximately $34 million of cash on hand. The Company will provide an update on its liquidity when it reports results for the first quarter of fiscal 2020 in early June.

The COVID-19 pandemic is complex and evolving rapidly, and the Company’s plans may change.

About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 405 stores in 36 states as well as an e-Commerce enabled website, www.kirklands.com. The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, furniture, art, fragrance and accessories, ornamental wall décor, decorative accessories, mirrors, lamps, textiles, artificial floral products, gifts, housewares, outdoor living items, frames and clocks. The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving. More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the impact of store closures in 2020, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, risks associated with the spread of COVID-19 and its possible impact on the Company’s revenues and supply chain, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 10, 2020 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.